EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Media:     Julie Ketay, 312.558.8727 (Sara Lee Corporation)
           Matt Hall, 314.259.7223 (Earthgrains Company)

Analysts:  Aaron Hoffman, 312.558.8739 (Sara Lee Corporation)
           Molly Salky 314.259.7018 (Earthgrains Company)


SARA LEE CORPORATION AND THE EARTHGRAINS COMPANY
RECEIVE EUROPEAN COMMISSION ANTITRUST CLEARANCE

CHICAGO (August 6, 2001) - Sara Lee Corporation announced today that the European Commission has approved Sara Lee's acquisition of The Earthgrains Company. The European Commission's decision was the sole remaining regulatory approval required for the acquisition. Sara Lee's tender offer for all of the outstanding shares of Earthgrains common stock is currently scheduled to expire at 5:00 p.m. (EDT) on Tuesday, August 7, 2001.

Earthgrains, which generated sales of nearly $2.6 billion in fiscal 2001, operates fresh-bakery and refrigerated-dough businesses in the United States and Europe. Earthgrains is the second-largest producer of fresh packaged bread and baked goods in the United States, operating 61 bakeries. Major company-owned brands include Earth Grains, IronKids, Grant's Farm, Colonial and Rainbo.

Sara Lee Corporation is a global branded consumer packaged goods company with approximately $17.5 billion in annual revenues. Its leading brands include Sara Lee, Douwe Egberts, Hillshire Farm, Kiwi, Hanes and Playtex.


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Sara Lee Corporation and The Earthgrains Company
Receive European Commission Antitrust Clearance - Page 2


This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Sara Lee has filed a tender offer statement with the Securities and Exchange Commission (SEC), and Earthgrains has filed a solicitation/recommendation statement with respect to the offer. Shareholders of Earthgrains are urged to read both the tender offer statement (including the offer to purchase and related letter of transmittal) and the solicitation/recommendation statement because they contain important information about the offer. These documents are available to shareholders of Earthgrains at no charge and are also available for free at the SEC's website at www.sec.gov.


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